SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

Ablest, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ABLEST INC.
1901 Ulmerton Road, Suite 300
Clearwater, Florida 33762

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 20, 2003

To the Shareholders:

     The 2003 Annual Meeting of Shareholders of Ablest Inc. (the “Company”) will be held at the Hyatt Regency at 6200 Courtney Campbell Causeway, Tampa, Florida 33607, on Tuesday, May 20, 2003, at 11:30 a.m., local time, for the following purposes:

1.	To elect six directors of the Company, each of whom is to hold office until the next Annual Meeting of Shareholders and until the due election and qualification of his or her successor, and

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

     The shareholders of record at the close of business on April 2, 2003, will be entitled to notice of, and to vote at, the meeting or any adjournment thereof.

     If you cannot personally attend the meeting, it is requested that you promptly fill in, sign and return the enclosed proxy, which needs no postage if mailed in the United States.

By order of the Board of Directors

Vincent J. Lombardo Secretary

April 24, 2003

PROXY STATEMENT
ITEM 1 — ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPENSATION OF EXECUTIVE OFFICERS
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT PUBLIC ACCOUNTANTS
COMMON STOCK PERFORMANCE
BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ANNUAL REPORT
SHAREHOLDER PROPOSALS
OTHER MATTERS

ABLEST INC.
1901 Ulmerton Road, Suite 300
Clearwater, Florida 33762

PROXY STATEMENT

2003 ANNUAL MEETING

     The enclosed proxy is solicited by the Board of Directors of Ablest Inc. (the “Company”) to be voted at the 2003 Annual Meeting of Shareholders to be held at the Hyatt Regency at 6200 Courtney Campbell Causeway, Tampa, Florida 33607, on Tuesday, May 20, 2003, at 11:30 a.m., local time.

     Only shareholders of record as of the close of business on April 2, 2003, are entitled to notice of, and to vote at, the meeting or any adjournment thereof. On April 2, 2003, the Company had outstanding voting securities consisting of 2,868,722 shares of common stock, par value $.05 per share. Each share is entitled to one vote. Shares cannot be voted at the meeting unless the shareholder is present or represented by proxy.

     The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or facsimile transmission by officers, directors and regular employees of the Company. The Company will also request securities brokers, custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of stock held of record and will reimburse them for their reasonable out-of-pocket expenses in forwarding such material.

     Any shareholder executing the accompanying form of proxy has the power to revoke it at any time prior to its exercise, in person at the 2003 Annual Meeting of Shareholders or by written notification to the Secretary of the Company. Every properly signed proxy will be voted (unless revoked) if the proxy is returned to the Company properly executed and in sufficient time to permit the necessary examination and tabulation before a vote is taken.

     The Company’s address is 1901 Ulmerton Road, Suite 300, Clearwater, Florida 33762, and its telephone number is (727) 299-1200. This Proxy Statement and the enclosed proxy are being mailed to shareholders on or about April 24, 2003.

ITEM 1 — ELECTION OF DIRECTORS

Nominees for Directors

     Six directors are to be elected at the meeting, each to serve until the next annual meeting of shareholders and until his or her successor has been elected. Shares represented by proxies solicited by the Board of Directors will be voted for the six nominees hereinafter named, unless authority to vote for one or more nominees is withheld. If for any reason any of said nominees shall become unavailable for election, which is not now anticipated, the proxies will be voted for a substitute nominee designated by the Board of Directors.

     Six directors were elected to the Board of Directors at the 2002 Annual Meeting of Shareholders and all six are nominees for re-election at the 2003 Annual Meeting of Shareholders.

     The table below sets forth certain information about each nominee for election to the Board of Directors:

			First Became
Name	Principal Occupation	Age	a Director

Charles H. Heist	Chairman of the Board of Directors	52	1978

W. David Foster	Chief Executive Officer	68	1997

Charles E. Scharlau	Member of the Board of Directors of Southwestern Energy Co.	75	1980

Ronald K. Leirvik	President of RKL Enterprises	65	1996

Donna R. Moore	Former President and Chief Executive Officer of Hit or Miss, Inc.	63	1997

Richard W. Roberson	President of Sand Dollar Partners, Inc.	56	1997

     Mr. Heist has been Chairman of the Board of the Company since November 1988. From 1983 until 1997, he served as President, and from 1988 until March 2000, he was also Chief Executive Officer of the Company.

     Mr. Foster is Chief Executive Officer of the Company. He has served as an executive officer of the company since 1976, as a Director since 1997, and was President and Chief Operating Officer from 1997 to 2000. In his 30 years with the Company, he has served in a variety of other management positions.

     Mr. Scharlau is a member of the Board of Directors of Southwestern Energy Co., with which he has been associated since 1951. He is also Chairman of the Board of Trustees of the University of Arkansas.

     Mr. Leirvik is Chairman of RKL Enterprises, which acquires and manages small to medium size manufacturing companies. He was formerly President, Chief Executive Officer and a Director of RB&W Corporation and Executive Vice President and General Manager of Moen, Inc. Mr. Leirvik is also Chairman of the Board of Directors of Willow Hill Industries, Inc. and Chairman of the Board of Directors of the C. E. White Corporation.

     Ms. Moore is the former President and Chief Executive Officer of Hit or Miss, Inc. She previously was Chairman and Chief Executive Officer of Discovery Zone, Inc., President and Chief Executive Officer of Motherhood Maternity, and President – North American Division of Laura Ashley, Inc.

     Mr. Roberson is President of Sand Dollar Partners, Inc. an investment and consulting firm. From 1993 to 1996 he was President and Chief Executive Officer of Visionworks, Inc., a retail superstore optical chain operating in the United States, which was sold in 1996. From 1980 to 1993 he was a Senior Vice President of Eckerd Corporation. He is also a director of Priority Healthcare Corporation.

Information About the Board of Directors and its Committees

     During the Company’s fiscal year ended December 29, 2002, the Board of Directors held four regularly scheduled meetings. During fiscal 2002, there were two Compensation Committee meetings, three Executive Committee meetings and four Audit Committee meetings.

     The Executive Committee consists of Messrs. Heist, Foster and Roberson. This committee exercises all of the powers of the Board in the management of the business and affairs of the Company between Board meetings except the power to fill vacancies on the Board or its committees. The Compensation Committee, which oversees all compensation matters relating to the Company’s executive officers, consists of Messrs. Scharlau and Leirvik and Ms. Moore. The Audit Committee consists of Messrs. Roberson, Leirvik and Scharlau. This committee monitors and reviews the financial controls, reporting procedures, and internal checks and balances of the Company as well as the independence and performance of its outside auditors. The Company does not have a standing nominating committee.

     Non-employee directors received an annual retainer of $10,000, plus meeting expenses, during fiscal 2002. Under the Independent Directors’ Stock Option Plan (the “Directors’ Plan”), each non-employee director elected to the Board in May 2002 was granted an option to purchase 1,500 shares of common stock, exercisable after May 23, 2003. The exercise price of these options is $4.10 per share. The options expire on May 23, 2012, unless sooner terminated under the Directors’ Plan. Each director who received such an option is standing for re-election at the 2003 annual meeting. Upon re-election, each such director will receive an option for the purchase of 1,500 shares (exercisable after May 19, 2004) under the

Directors’ Plan, with an exercise price equal to the fair market value of a share of common stock on the date of the 2003 Annual Meeting. Mr. Scharlau, Mr. Leirvik, Mr. Roberson, and Ms. Moore are non-employee directors and participate in this plan.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

     The following table sets forth as of April 2, 2003, information concerning the ownership of shares by persons known to the Company to own beneficially, as of the record date, outstanding shares of common stock of the Company. For the purpose of this proxy statement, beneficial ownership has the meaning given under the rules of the Securities and Exchange Commission relating to proxy statements and does not necessarily indicate economic interest. The beneficial ownership information presented herein is based upon information furnished by each person or contained in filings made with the Securities and Exchange Commission.

	Amount and Nature
	of Beneficial		Percent
Name and Address	Ownership		of Class

C.H. Heist Trust	498,157	(1)	17.4%
c/o Isadore Snitzer,
Charles H. Heist and Clydis D. Heist, Trustees
710 Statler Building
Buffalo, New York 14202

Charles H. Heist	299,164	(2)	10.4%
c/o Ablest Inc.
1901 Ulmerton Road, Suite 300
Clearwater, Florida 33762

Victoria Hall	141,315	(3)	4.9%
c/o Ablest Inc.
1901 Ulmerton Road, Suite 300
Clearwater, Florida 33762

Dixie Lea Clark	163,110	(3)	5.7%
c/o Ablest Inc.
1901 Ulmerton Road, Suite 300
Clearwater, Florida 33762

Heist Grandchildren Trusts	487,450	(4)	17.0%
c/o Charles H. Heist
1901 Ulmerton Road, Suite 300
Clearwater, Florida 33762

The Burton Partnership, Limited Partnership	438,500	(5)	15.7%
Post Office Box 4643
Jackson, Wyoming 83001

See notes to Beneficial Ownership table on the following page.

Notes to Beneficial Ownership table:

(1)	The shares indicated are held of record in a trust created by the founder of the Company, C.H. Heist, for the benefit of his family prior to his death in February 1983. The three trustees of the trust are Clydis D. Heist, Charles H. Heist and Isadore Snitzer. Each of the trustees may be deemed to be the beneficial owner of the shares held in the trust. The trust will continue until the death of Clydis D. Heist and the children of Mr. and Mrs. C.H. Heist. Mr. Heist and Mr. Snitzer disclaim beneficial ownership of the shares held by the trust.

(2)	The shares indicated are owned directly by Mr. Heist, except for 21,077 shares owned by his wife. Mr. Heist disclaims beneficial ownership of the shares owned by his wife.

(3)	Ms. Hall and Ms. Clark are daughters of C.H. Heist (deceased) and Clydis D. Heist and sisters of Charles H. Heist. The shares owned by each of them do not include the shares owned by the C.H. Heist Trust or the shares of the trusts for the grandchildren mentioned in footnote 4 below. Both daughters disclaim any beneficial ownership of the shares held in such trusts. In fiscal 2002, the Company purchased 23,508 common shares from Ms. Hall for $115,463 and 15,684 common shares from Ms. Clark for $74,115.

(4)	The trusts indicated were created for the benefit of the children of Charles H. Heist and his sisters, Victoria Hall and Dixie Lea Clark. Mr. Heist and his sisters are trustees of the trusts. Each of the trustees disclaims beneficial ownership of the shares held in these trusts.

(5)	The Burton Partnership is a limited partnership controlled by Donald W. Burton, who is deemed to be the beneficial owner of the shares held by this partnership.

Security Ownership of Management

     As of March 31, 2003, the directors, individually, and all directors and officers of the Company as a group, respectively, owned beneficially the following amounts of common stock of the Company:

	Amount and Nature of		Percent
Name of Beneficial Owner	Beneficial Ownership		of Class

Charles H. Heist	299,164	(1)(2)(3)	10.4%
W. David Foster	43,562	(3)	1.5%
Charles E. Scharlau	505		(4)
Ronald K. Leirvik	100		(4)
Richard W. Roberson	500		(4)
Donna R. Moore	—		—
All officers and directors (8 persons)	1,372,262	(5)	47.8%

(1)	Does not include the 498,157 shares held by the C.H. Heist Trust with respect to which Charles H. Heist, Clydis D. Heist and Isadore Snitzer share voting and investment powers. See footnote (1) under “Security Ownership of Certain Beneficial Owners” above.

(2)	See footnotes (3) and (4) under “Security Ownership of Certain Beneficial Owners” above. Does not include 487,450 shares held in trust for the children of Charles H. Heist and his two sisters.

(3)	Executive officer of the Company.

(4)	Less than 1%.

(5)	Includes the 498,157 shares and 487,450 shares described in footnotes (1) and (4), under “Security Ownership of Certain Beneficial Owners”.

COMPENSATION OF EXECUTIVE OFFICERS

     The following Summary Compensation Table sets forth information concerning compensation for services rendered in all capacities to the Company and its subsidiaries for the last three fiscal years by the chief executive officer and the other three most highly compensated executive officers of the Company and its subsidiaries (the “Named Officers”).

Summary Compensation Table

					Long Term		All Other
		Annual Compensation (1)			Compensation Awards		Compensation

						Securities	Shares of
						Underlying	Common
Name and Principal Position	Fiscal Year	Salary	Bonus Declared	Bonus Paid	Bonus Bank	Options	Stock Issued

		(2)	(3)	(4)		(5)	(6)

Charles H. Heist	2002	$245,000	$98,000	$55,600	$0	0	1,984
Chairman of the Board	2001	$245,000	$0	$55,600	$55,600	0	0
	2000	$240,000	$0	$55,600	$111,200	0	5,029

W. David Foster	2002	$250,000	$112,500	$81,000	$0	0	2,277
Chief Executive Officer	2001	$250,000	$0	$81,000	$45,500	0	0
	2000	$240,000	$0	$45,500	$91,000	0	40,315

Kurt R. Moore	2002	$210,000	$84,000	$88,900	$0	0	1,700
President and	2001	$210,000	$0	$88,900	$53,400	0	0
Chief Operating Officer	2000	$200,000	$0	$53,400	$106,800	0	39,874

Vincent J. Lombardo	2002	$129,200	$42,000	$0	$0	0	850
Vice President,
Chief Financial Officer,
Treasurer and Secretary(7)

Mark P. Kashmanian(8)	2002	$97,700	$0	$12,500	$0	0	0
Secretary, Treasurer and	2001	$95,500	$0	$12,500	$12,500	0	0
Chief Accounting Officer	2000	$91,000	$0	$22,500	$25,000	0	1,236

(1)	The Company provides income tax services and Company cars to certain of its officers. The amounts in the table do not include the cost to the Company of such benefits because such cost has not exceeded 10% of total salary and bonus in the case of any of the Named Officers.

(2)	Of the salary paid in fiscal 2002 to Mr. Kashmanian, $15,000 was paid as severance.

(3)	There were no executive bonuses declared for fiscal years 2001 or 2000.

(4)	Bonuses paid for fiscal 2001 represented the remaining balance in the participant’s EVA Incentive bonus bank for bonuses earned in prior years. Of the bonus paid to each of Messrs. Foster and Moore, $35,500 represented 66% of the fair value of the shares of common stock of the Company that were issued in fiscal 2000 and vested in fiscal 2001, pursuant to their respective employment agreements signed in 2000. Of the bonus paid in fiscal 2000 to Mr. Kashmanian, $10,000 was paid as an incentive for his relocation to Clearwater, Florida.

(5)	In November 2000, all outstanding options were surrendered. See “Compensation of Executive Officers — Option to Ownership Program”.

(6)	Fiscal 2000 includes registered shares issued under the Company’s Option to Ownership Plan to each Named Officer and 30,000 restricted shares of common stock issued to each of Messrs. Foster and Moore in conjunction with their entering into employment agreements with the Company. The value of the restricted stock issued to Messrs. Foster and Moore on the date of grant and at the end of the Company’s fiscal year in 2000 was $161,250 each. Dividends will be paid on the restricted stock if any dividends are issued by the Company while such shares are outstanding. Mr. Heist entered into an employment agreement but did not receive stock compensation in conjunction therewith. See “Compensation of Executive Officers — Employment Agreements”. Fiscal 2002 includes registered shares issued under the Company’s Restricted Stock Plan. See “Compensation of Executive Officers — Restricted Stock Plan”.

(7)	Effective January 21, 2002, Mr. Lombardo was hired as Vice President and Chief Financial Officer of the Company.

(8)	Mr. Kashmanian resigned from the Company in November, 2002.

Option to Ownership Program

     On August 23, 2000, the Board of Directors approved the Option to Ownership Program (the “Program”). The purpose of the Program was to give employees the opportunity to surrender their options (the exercise prices of which were substantially higher than the then current market price) in return for an opportunity to purchase shares of restricted common stock of the Company on the terms and conditions set forth in the Program. The Program provided for the surrender of stock options issued under the Company’s 1991 Stock Option Plan and the Company’s 1996 Leveraged Stock Option Plan and the purchase of restricted shares of common stock of the Company through delivery of a full recourse promissory note in an amount equal to the aggregate purchase price of the shares issued. The per share purchase price of the common stock issued was equal to $4.25, which was the fair market value of the common stock on October 9, 2000 (the effective date of the Program). The number of common shares issued to each participant was determined by calculating the value of the surrendered options using the Black-Scholes Method and dividing this value by the per share fair market price of $4.25. A total of 234,716 option shares were surrendered and 55,313 restricted shares issued. The shares issued were accounted for under variable plan accounting, as defined in SFAS No. 123. As such, additional compensation expense of $22,000 was recorded in fiscal 2001 due to the fair market price of the common shares issued under the Program increasing in value from the date issued.

     In connection with this Program, the Named Officers surrendered all of the options previously granted to them under the Company’s option plans in return for restricted shares of common stock. Mr. Heist surrendered options for 26,357 shares and received restricted shares worth $21,373 in return for his promissory note of like principal amount. Mr. Foster surrendered options for 55,123 shares and received restricted shares worth $43,839 in return for his promissory note of like principal amount. Mr. Moore surrendered options for 43,172 shares and received restricted shares worth $41,965 in return for his promissory note of like principal amount. Mr. Kashmanian surrendered options for 6,980 shares and received restricted shares worth $5,253 in return for his promissory note of like principal amount. On October 9, 2001 the Company forgave the then outstanding promissory notes that were issued in 2000 under the Program, with the exception of 50% of the promissory note issued by Mr. Foster, which was extended for one year and forgiven in fiscal 2002.

     The Company’s 1991 Stock Option Plan has expired and its 1996 Leveraged Stock Option Plan has been terminated. The Company currently has no option plans for executive officers.

Independent Directors’ Stock Option Plan

     The Independent Directors Stock Option Plan (the “Directors’ Plan”) was approved by the Board of Directors at its regular meeting held on May 5, 2000, and is designed to strengthen the interest between the independent directors and the shareholders through increased ownership by the independent directors of the Company’s common stock. Participation in the plan is limited to directors who are not employees of the Company. Under the Directors’ Plan, each independent director receives an option to purchase 6,000 shares of Common Stock upon his or her first election to the Board of Directors after implementation of the plan. Following the initial option grant, each independent director re-elected to the Board between 2001 and the termination of the plan in 2010 will receive an option to purchase 1,500 shares of common stock each time he or she is re-elected to the Board. The exercise price of each option will be equal to the fair market value of the common stock on the date of grant. The total number of shares of common stock that may be made subject to options awarded under the Directors’ Plan is 100,000. The Directors’ Plan is administered by the Board of Directors of the Company. Each initial stock option for 6,000 shares becomes exercisable in three equal annual installments on the first, second and third anniversaries of the grant thereof. All other stock options (i.e., those for 1,500 shares) will become exercisable on the first anniversary of the grant thereof. Each option shall have a term of ten years during which it may be exercised, subject to forfeiture for voluntary resignation or removal for cause prior to vesting. All unvested options will become fully vested and exercisable through their expiration dates on the death, disability or retirement of a director or a change in control of the Company, or removal without cause.

Restricted Stock Plan

     The Restricted Stock Plan (the “Stock Plan”) was approved by the shareholders of the Company on May 23, 2002, and is designed to promote the long-term growth and profitability of the Company by (i) providing executive officers and certain other key employees of the Company with incentives to improve stockholder values and contribute to the success of the Company and (ii) enabling the Company to attract, retain and reward the best available persons for positions of substantial responsibility.

     The Stock Plan is administered by the Compensation Committee. This committee interprets the Stock Plan and may adopt, amend, or rescind such rules and regulations for carrying out the Stock Plan as it deems appropriate.

     Subject to an event of reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets or other change in corporate structure or shares, 250,000 shares of common stock of the Company may be issued pursuant to the Stock Plan. Such shares may be unissued or treasury. The maximum number of shares that may be issued to any single individual in any one year shall not exceed 25,000 shares.

     Participation in the Stock Plan is limited to executive officers, regional managers, division managers, the Director of Human Resources and the Director of Major Account Development of the Company.

     A pool of shares for grants under the Stock Plan is created by dividing eight percent (8%) of the previous fiscal year’s pre-tax income (as determined by the Committee in consultation with management and the Company’s independent auditors) by the average of the Fair Market Values of the common stock of the Company during a 30 trading day period commencing fifteen (15) trading days before and ending fifteen (15) trading days after the release of the Company’s earnings for such previous fiscal year.

     During each fiscal year that the Stock Plan is in effect, the Committee approves a target for earnings before taxes as calculated in accordance with generally accepted accounting principles. If the actual earnings before taxes for a particular fiscal year meets or exceeds the target, as determined by the Committee after consultation with management and the Company’s independent auditors, the Committee issues to each participant restricted shares equal to the number of shares in the pool multiplied by a fraction the numerator of which is the cash bonus paid to the participant and the denominator of which is the total of cash bonuses paid to all participants for the year in question.

     With respect to each grant of restricted shares under the Stock Plan, one-third of the subject shares will become fully vested on the first anniversary of the date of grant, another one-third of the subject shares will become vested on the second anniversary of the date of grant, and the final one-third of the subject shares will become vested on the third anniversary of the date of grant.

     Except as otherwise provided by the Committee, in the event of a change in control or the termination of a grantee’s employment due to death, disability, retirement with the consent of the Committee, or termination without cause by the Company, all restrictions on shares granted to such grantee shall lapse. On termination of a grantee’s employment for any other reason, including, without limitation, termination for cause, all restricted shares subject to grants made to such grantee shall be forfeited to the Company.

     The Stock Plan will terminate on the last day of fiscal year 2006.

Employment Agreements

     Charles H. Heist serves as Chairman of the Board of Directors pursuant to an employment agreement entered into on September 1, 2000, that provides for his employment through December 31, 2003. Beginning in 2004, the employment agreement will renew annually from year to year, unless it is terminated in accordance with its provisions or unless either the Company or Mr. Heist gives notice of termination to the other at least six months in advance.

     Under the agreement, Mr. Heist was compensated at a base salary rate of $245,000 for 2002. For each year thereafter, his salary will be determined by the Compensation Committee of the Board of Directors, but in no event shall it be less then the annual salary that was payable to him for the preceding calendar year. Mr. Heist is eligible to participate in any bonus program implemented by the Compensation Committee of the Board of Directors for senior executives of the Company, with pertinent terms and goals to be established annually or otherwise by the Compensation Committee.

     Under the employment agreement, management has agreed to use best efforts to have Mr. Heist nominated for a seat on the Board while he is employed by the Company. The agreement provides that his nomination and continuation as a director is subject to the will of the Board of Directors and the Company’s shareholders and that removal or non-election will not be a breach of the agreement.

     The Company can terminate Mr. Heist’s employment with cause immediately or without cause with 30 days advance notice. Mr. Heist may terminate his employment with the Company at any time with 30 days advance notice.

     If Mr. Heist’s employment is terminated as a result of his death or disability, the Company is obligated to continue to pay his salary and provide him with medical benefits for the lesser of twelve months or the balance of the term remaining under the employment agreement. If his employment is terminated by the Company without cause or by him for good reason (as defined in the agreement), in either case other than following a change in control (as defined in the agreement), the Company is obligated to continue to pay him his salary and provide him with certain benefits for a period equal to the remainder of the initial term or any one year renewal term, as the case may be, and to pay him within 30 days of the date of termination an amount equal to his target bonus opportunity for the year in which termination occurs times the number of whole or partial years remaining under the term.

     If within two years after a change in control of the Company, Mr. Heist’s employment is terminated by the Company without cause or by Mr. Heist for good reason, he will be entitled to the following compensation:

     an amount equal to three times his annual base salary in effect on the date of termination;

     an amount equal to three times the sum of his target bonus opportunity in the year of termination and any contribution paid in such year by the Company to any 401(K) plan on his behalf; and

     an amount equal to the present value, determined as of the date of termination, of the sum of all benefits that have accrued to him but have not vested under any retirement plan and all additional benefits which would have accrued to him under such retirement plan had he continued to be employed by the Company for 36 months after the date of termination.

     Upon any such termination following a change in control, the Company will provide Mr. Heist with a package of benefits substantially similar to those which he was receiving prior to the date of termination (or prior to the change in control, if greater). The Company shall also vest and accelerate the exercise date of all unvested stock options on the date of termination, and such options shall remain exercisable for the duration of their original terms. Mr. Heist also shall have one year following the change in control or the exercise of each option to sell to the Company shares of common stock acquired at any time upon exercise of an option at a price equal to the average market price of the common stock for the 30 trading days ending on or prior to the date of the change in control. Finally, if the change in control compensation described above, either alone or together with other payments to Mr. Heist from the Company, would constitute an excess parachute payment as defined in Section 280G of the Internal Revenue Code of 1986 (the “Code”), such compensation will be reduced to the largest amount that will result in no portion of the payments under the employment agreement being subject to the excise tax imposed by Section 4999 of the Code or being disallowed as deductions to the Company under Section 280G of the Code.

     No change in control compensation will be paid if the Company’s business is sold and Mr. Heist is offered employment by the purchaser upon substantially the same terms on which he worked for the Company, including change in control compensation. No change in control compensation is due upon Mr. Heist’s retirement or death or disability.

     Mr. Heist’s agreement contains provisions relating to protection of the Company’s confidential information and intellectual property and noncompetition and nonsolicitation of Company employees during the term of this agreement and for two years following termination of employment in certain cases.

     No compensation or stock awards were issued to Mr. Heist upon the signing of this agreement.

     W. David Foster serves as Chief Executive Officer of the Company pursuant to an employment agreement entered into on September 1, 2000, that provides for his employment through December 31, 2003. Beginning in 2004, the employment agreement will renew annually from year to year, unless it is terminated in accordance with its provisions or unless either the Company or Mr. Foster gives notice of termination to the other at least six months in advance.

     Under the agreement, Mr. Foster was compensated at a base salary rate of $250,000 for 2002. For each year thereafter, his salary will be determined by the Compensation Committee of the Board of Directors, but in no event shall it be less then the annual salary that was payable to him for the preceding calendar year. Mr. Foster is eligible to participate in any bonus program implemented by the Compensation Committee of the Board of Directors for senior executives of the Company, with pertinent terms and goals to be established annually or otherwise by the Compensation Committee.

     Under the employment agreement, management has agreed to use best efforts to have Mr. Foster nominated for a seat on the Board while he is employed by the Company. The agreement provides that his nomination and continuation as a director is subject to the will of the Board of Directors and the Company’s shareholders and that removal or non-election will not be a breach of the agreement.

     The Company can terminate Mr. Foster’s employment with cause immediately or without cause with 30 days advance notice. Mr. Foster may terminate his employment with the Company at any time with 30 days advance notice.

     If Mr. Foster’s employment is terminated as a result of his death or disability, the Company is obligated to continue to pay his salary and provide him with medical benefits for the lesser of twelve months or the balance of the term remaining under the employment agreement. If his employment is terminated by the Company without cause or by him for good reason, in either case other than following a change in control, the Company is obligated to continue to pay him his salary and provide him with certain benefits for a period equal to the remainder of the initial term or any one year renewal term, as the case may be, and to pay him within 30 days of the date of termination, an amount equal to his target bonus opportunity for the year in which termination occurs times the number of whole or partial years remaining under the term.

     If within two years after a change in control of the Company, Mr. Foster’s employment is terminated by the Company without cause or by Mr. Foster for good reason, he will be entitled to the following cash compensation:

     an amount equal to three times his annual base salary in effect on the date of termination;

     an amount equal to three times the sum of his target bonus opportunity in the year of termination and any contribution paid in such year by the Company to any 401(K) plan on his behalf; and

     an amount equal to the present value, determined as of the date of termination, of the sum of all benefits that have accrued to him but have not vested under any retirement plan and all additional benefits which would have accrued to him under such retirement plan had he continued to be employed by the Company for 36 months after the date of termination.

     Upon any such termination following a change in control, the Company will provide Mr. Foster with a package of benefits substantially similar to those which he was receiving prior to the date of termination (or prior to the change in control, if greater). The Company shall also vest and accelerate the exercise date of all unvested stock options on the date of termination, and such options shall remain exercisable for the duration of their original terms. Mr. Foster also shall have one year following the change in control or the exercise of each option to sell to the Company shares of common stock acquired at any time upon exercise of an option at a price equal to the average market price of the common stock for the 30 trading days ending on or prior to the date of the change in control. Finally, if the change in control compensation described above, either alone or together with other payments to Mr. Foster from the Company, would constitute an excess parachute payment as defined in Section 280G of the Internal Revenue Code of 1986 (the “Code”), such compensation will be reduced to the largest amount that will result in no portion of the payments under the employment agreement being subject to the excise tax imposed by Section 4999 of the Code or being disallowed as deductions to the Company under Section 280G of the Code.

     No change in control compensation will be paid if the Company’s business is sold and Mr. Foster is offered employment by the purchaser upon substantially the same terms on which he worked for the Company, including change in control compensation. No change in control compensation is due upon Mr. Foster’s retirement or death or disability.

     In conjunction with the signing of the employment agreement, Mr. Foster was granted 30,000 restricted shares of common stock of the Company. These shares vested in three equal installments in January 2001 through 2003. The Company paid Mr. Foster a cash amount equal to 66% of the fair market value of the restricted shares as they vested. Mr. Foster was paid $35,500 in 2001 and 2002 in the aggregate, and will be paid $36,630 in 2003, in connection with the aforesaid vesting of the installments of restricted shares.

     Mr. Foster’s agreement contains provisions relating to protection of the Company’s confidential information and intellectual property and noncompetition and nonsolicitation of Company employees during the term of this agreement and for two years following termination of employment in certain cases.

     Kurt R. Moore serves as President and Chief Operating Officer of the Company pursuant to an employment agreement entered into on September 1, 2000, that provides for his employment through December 31, 2003. Beginning in 2004, the employment agreement will renew annually from year to year, unless it is terminated in accordance with its provisions or unless either the Company or Mr. Moore gives notice of termination to the other at least six months in advance.

     Under the agreement, Mr. Moore was compensated at a base salary rate of $210,000 for 2002. For each calendar year thereafter, his salary will be determined by the Compensation Committee of the Board of Directors, but in no event shall it be less then the annual salary that was payable to him for the preceding calendar year. Mr. Moore is eligible to participate in bonus programs implemented by the Compensation Committee of the Board of Directors for senior executives of the Company, with pertinent terms and goals to be established annually or otherwise by the Compensation Committee.

     The Company can terminate Mr. Moore’s employment with cause immediately or without cause with 30 days advance notice. Mr. Moore may terminate his employment with the Company at any time with 30 days advance notice.

     If Mr. Moore’s employment is terminated as a result of his death or disability, the Company is obligated to continue to pay his salary and provide him with medical benefits for the lesser of twelve months or the balance of the term remaining under the employment agreement. If his employment is terminated by the Company without cause or by him for good reason, in either case other than following a change in control, the Company is obligated to continue to pay him his salary and provide him with certain benefits for a period equal to the remainder of the initial term or any one year renewal term, as the case may be, and to pay him within 30 days of the date of termination, an amount equal to his target bonus opportunity for the year in which termination occurs times the number of whole or partial years remaining in the term.

     If within two years after a change in control of the Company, Mr. Moore’s employment is terminated by the Company without cause or by Mr. Moore for good reason, he will be entitled to the following compensation:

     an amount equal to three times his annual base salary in effect on the date of termination;

     an amount equal to three times the sum of his target bonus opportunity in the year of termination and any contribution paid in such year by the Company to any 401(K) plan on his behalf; and

     an amount equal to the present value, determined as of the date of termination, of the sum of all benefits that have accrued to him but have not vested under any retirement plan and all additional benefits which would have accrued to him under such retirement plan had he continued to be employed by the Company for 36 months after the date of termination.

     Upon any such termination following a change in control, the Company will provide Mr. Moore with a package of benefits substantially similar to those which he was receiving prior to the date of termination (or prior to the change in control, if greater). The Company shall also vest and accelerate the exercise date of all unvested stock options on the date of termination, and such options shall remain exercisable for the duration of their original terms. Mr. Moore also shall have one year following the change in control or the exercise of each option to sell to the Company shares of common stock acquired at any time upon exercise of an option at a price equal to the average market price of the common stock for the 30 trading days ending on or prior to the date of the change in control. Finally, if the change in control compensation described above, either alone or together with other payments to Mr. Moore from the Company, would constitute an excess parachute payment as defined in Section 280G of the Internal Revenue Code of 1986 (the “Code”), such compensation will be reduced to the largest amount that will result in no portion of the payments under the employment agreement being subject to the excise tax imposed by Section 4999 of the Code or being disallowed as deductions to the Company under Section 280G of the Code.

     No change in control compensation will be paid if the Company’s business is sold and Mr. Moore is offered employment by the purchaser upon substantially the same terms on which he worked for the Company, including change in control compensation. No change in control compensation is due upon Mr. Moore’s retirement or death or disability.

     In conjunction with the signing of the employment agreement, Mr. Moore was granted 30,000 restricted shares of common stock of the Company. These shares vested in three equal installments in January 2001 through 2003. The Company paid Mr. More a cash amount equal to 66% of the fair market value of the restricted shares as they vested. Mr. Moore was paid $35,500 in 2001 and 2002, in the aggregate, and will be paid $36,630 in 2003, in connection with the aforesaid vesting of the installments of restricted shares.

     Mr. Moore’s agreement contains provisions relating to protection of the Company’s confidential information and intellectual property and noncompetition and nonsolicitation of Company employees during the term of this agreement and for two years following termination of employment in certain cases.

     Vincent J. Lombardo serves as Vice President and Chief Financial Officer of the Company pursuant to an employment agreement entered into on January 21, 2002, that provides for his employment through December 31, 2003.

     Under the agreement, Mr. Lombardo was compensated at a base salary rate of $140,000 for 2002. For 2003 his salary will be $155,000. Mr. Lombardo will be eligible to participate in bonus programs implemented by the Compensation

Committee of the Board of Directors for senior executives of the Company, with pertinent terms and goals to be established annually or otherwise by the Compensation Committee. The target incentive amount for Mr. Lombardo’s bonus potential is 30% of his base salary.

     The Company has the right to terminate Mr. Lombardo’s employment upon his death or disability. Additionally, the Company can terminate Mr. Lombardo’s employment with cause immediately or without cause with 30 days advance notice. Mr. Lombardo may terminate his employment with the Company at any time with 30 days advance notice.

     If Mr. Lombardo’s employment is terminated in 2003 without cause, by the executive for good reason, as a result of his death or disability or through a change in control of the Company, the Company is obligated to pay him or his estate the greater of 50% of his salary for 2003 or his salary for the remainder of 2003.

     Mr. Lombardo’s agreement contains provisions relating to protection of the Company’s confidential information and intellectual property and noncompetition and nonsolicitation of Company employees during the term of this agreement and for one year following termination of employment in certain cases.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee is composed of three independent, non-employee directors. The committee approves the salaries of executive officers and monitors the various incentive remuneration plans currently in existence.

     The Company’s executive compensation program currently consists of three key elements: base salary, annual bonus and restricted stock. For fiscal 2002, the Company’s compensation programs were designed to attract and retain qualified executives by providing competitive salaries, incentive compensation plans and benefit programs.

     Salary Element

     In 2003, Mr. Heist received a salary adjustment of $5,000 or 2.0%, Mr. Foster received a salary adjustment of $20,000 or 8.0%, Mr. Moore received a salary adjustment of $15,000, or 7.1% and Mr. Lombardo received a salary adjustment of $15,000, or 10.7%. These increases for 2003 were based on the financial performance of the company in 2002. Based on the Company’s performance and the general economic conditions that were prevalent at the end of 2001, there were no salary adjustments for executive officers of the Company for 2002.

     Bonus Element

     The executive officers and other key management of the Company participate in an incentive compensation program that ties incentive compensation to earnings before taxes (“EBT”) as reported in the Company’s audited financial statements. Under this Plan, the Compensation Committee establishes an EBT target that must be reached before any bonuses are earned. The Compensation Committee also establishes for each participant in the Plan, including executive officers, individual target incentive amounts (“TIA”) that may be earned, in whole or in part, depending upon whether the EBT target is reached and by how much it is exceeded during the fiscal year. For fiscal 2002, the Compensation Committee established an EBT target of breakeven, which represented improvement of $5,580,000 in EBT for fiscal 2002 over fiscal 2001 given the loss the Company experienced in fiscal 2001. The Compensation Committee also established for fiscal 2002 each participant’s target incentive amount , 25% of which was to be earned if the fiscal 2002 EBT was breakeven and 100% of which was to be earned if fiscal 2002 EBT equaled or exceeded $1,000,000. The TIA’s for executive officers were established at 45% of base salary for Mr. Foster, 40% of base salaries for Messrs. Heist and Moore, and 30% of base salary for Mr. Lombardo. Based on EBT of $945,000 for fiscal 2002, bonuses declared for fiscal 2002 were $98,000 for Mr. Heist, $112,500 for Mr. Foster, $84,000 for Mr. Moore, and $42,000 for Mr. Lombardo.

     Restricted Stock Element

     A pool of 250,000 shares was established in fiscal 2002 to be granted to participants in the Restricted Stock Plan. In fiscal 2002, shares were to be granted if the Company’s earnings before taxes met or exceeded the target of $500,000. The Company’s earnings before taxes for fiscal 2002 exceeded this target. Shares granted under this plan for fiscal 2002 were 1,984 shares for Mr. Heist, 2,227 shares for Mr. Foster, 1,700 shares for Mr. Moore, and 850 shares for Mr. Lombardo.

The Compensation Committee:

Charles E. Scharlau, Chairman	Donna R. Moore	Ronald K. Leirvik

REPORT OF THE AUDIT COMMITTEE

     Pursuant to rules adopted by the Securities and Exchange Commission designed to improve disclosures related to the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies, the Audit Committee of the Company’s Board of Directors submits the following report.

The Committee

     Each of the members of the Audit Committee meets the standards for independence set forth in the American Stock Exchange Listing Standards.

Charter

     The Board of Directors of the Company has adopted a written Audit Committee Charter, a copy of which was included as Appendix A to the 2001 proxy statement. A copy of this charter, as revised if necessary to comply with final regulations expected to be adopted by the Securities and Exchange Commission and the American Stock Exchange, will be available later in the year on the Company’s website.

Responsibilities/Meetings

     The Audit Committee is responsible for the oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company and for such other activities as may be directed by the Board.

     The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2002 with management and has discussed with the independent auditors the matters required to be discussed by SAS No. 61, “Codification of Statements on Auditing Standards, Communication with Audit Committees.”

     The Audit Committee has received the written disclosures and letter from the independent auditors required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with the independent auditors the auditors’ independence. The Audit Committee has considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditors’ independence.

     Based on review and discussions of the audited financial statements for fiscal year 2002 with management and discussions with the independent auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal year 2002 be included in the Company’s Annual Report on Form 10-K for the year ended December 29, 2002, as filed with the Securities and Exchange Commission.

Audit fees

     The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP, the Company’s independent auditors for fiscal 2002, for the audit of the Company’s financial statements for the year ended December 29, 2002, and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2002 and September 29, 2002, were $67,200.

     The aggregate fees billed for professional services rendered by Arthur Andersen LLP, the Company’s independent auditors for fiscal 2001, for the audit of the Company’s financial statements for the year ended December 30, 2001, and the reviews of the financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, were $1,100.

Financial information systems design and implementation fees

     No information technology or other consulting services were rendered to the Company by PricewaterhouseCoopers, LLP during the year ended December 29, 2002.

All other fees

     The aggregate fees billed for all non-audit services, representing fees for tax-related services and audits of the Company’s Pension and 401(K) plans, rendered by PricewaterhouseCoopers LLP during the year ended December 29, 2002, were $24,300.

     Additionally, the Company made payments to Arthur Andersen LLP totaling $16,000 and KPMG LLP totaling $5,000 in fiscal 2002 as payment for non-audit services, representing fees for tax-related services and audits of the Company’s Pension and 401(K) plans.

The Audit Committee:

Richard W. Roberson, Chairman Ronald K. Leirvik Charles E. Scharlau

INDEPENDENT PUBLIC ACCOUNTANTS

     PricewaterhouseCoopers LLP audited the Company’s financial statements for the fiscal year ended December 29, 2002 and has been selected by the Board of Directors to audit the Company’s financial statements for the current fiscal year.

     Fiscal 2002 was the first year that PricewaterhouseCoopers LLP audited the Company’s financial statements after being selected by the Board of Directors on June 6, 2002 to succeed Arthur Andersen LLP as the Company’s independent accountants.

     Arthur Andersen LLP’s report on the consolidated financial statements for the year ended December 30, 2001 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

     KPMG LLP’s report on the consolidated financial statements for the year ended December 31, 2000 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

     Prior to June 2002, the Company had not consulted with PricewaterhouseCoopers LLP on items which involved its accounting principles or the type of audit opinion to be issued on its consolidated financial statements, but did discuss with PricewaterhouseCoopers LLP engagement fees and standard engagement terms for serving as the Company’s auditors.

     A representative of PricewaterhouseCoopers LLP will be present at the meeting and will be given the opportunity to make a statement if he or she desires to do so and to respond to shareholder questions.

COMMON STOCK PERFORMANCE

     The stock performance graph presented on the following page compares performance of the common stock of the Company to the Standard and Poors 500 Index (a broad market index) and a peer group index.

     The peer group consists of four publicly traded companies that are principally engaged in the staffing services industry. These companies are Headway Corporate Resources, Inc., Joule, Inc., SOS Staffing and RemedyTemp, Inc.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG ABLEST INC., THE S & P 500 INDEX
AND A PEER GROUP

*	$100 INVESTED ON 12/31/97 IN STOCK OR INDEX – INCLUDING REINVESTMENT OF DIVIDENDS FISCAL YEAR ENDING DECEMBER 31.

Index Data	Dec '97	Dec '98	Dec '99	Dec '00	Dec '01	Dec '02

Ablest Inc.	100	83	75	67	60	60
S&P 500 Index	100	171	208	189	166	166
Peer Group Index	100	78	70	28	37	37

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company’s directors, its executive officers, and any persons holding more than 10% of its common stock are required to report their ownership of the Company’s common stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and the Company is required to report in this Proxy Statement any failure to file by these dates during 2002. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company, during the 2002 fiscal year all of these filing requirements were satisfied by the Company’s directors, officers and 10% shareholders.

ANNUAL REPORT

     The Annual Report to Shareholders of the Company, including Form 10-K, for the fiscal year ended December 29, 2002, is included with this proxy solicitation material.

SHAREHOLDER PROPOSALS

     Any shareholder proposal intended to be presented at the Company’s 2004 Annual Meeting of Shareholders must be received by the Company at its principal corporate offices by the close of business on December 5, 2003, in order to be timely received for inclusion in the Company’s proxy statement and form of proxy for that meeting.

     If a shareholder intends to raise at the Company’s annual meeting in 2004 a proposal that he or she does not seek to have included in the Company’s proxy statement, the shareholder must notify the Company of the proposal on or before February 18, 2004. If the shareholder fails to notify the Company, the Company’s proxies will be permitted to use their discretionary voting authority with respect to such proposal when and if it is raised at such annual meeting, whether or not there is any discussion of such proposal in the proxy statement for the annual meeting in 2004.

OTHER MATTERS

     As provided under Delaware law and the Company’s Certificate of Incorporation, broker non-votes and abstaining votes will not be counted in favor of, or against, election of any nominee for director.

     The Company is unaware of any matter, other than that mentioned above, that will be brought before the meeting for action. If any other matter is brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matter in accordance with their best judgment.

     It is important that your proxy be returned promptly no matter how small or how large your holding may be. Shareholders who do not expect to attend in person are urged to execute and return the enclosed form of proxy. Shares represented by each proxy will be voted as directed, but if not otherwise specified will be voted for the election of the nominees for directors.

By order of the Board of Directors

Vincent J. Lombardo Secretary

April 24, 2003

ABLEST INC.

ANNUAL MEETING

Hyatt Regency

6200 Courtney Campbell Causeway
Tampa, Florida 33607

Tuesday – May 20, 2003

11:30 a.m. Eastern Daylight Savings Time

PROXY

ABLEST INC.
1901 Ulmerton Road, Suite 300
Clearwater, Florida 33762

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints CHARLES H. HEIST and W. DAVID FOSTER as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all of the common shares of ABLEST INC., held of record by the undersigned on April 2, 2003, at the annual meeting of the shareholders to be held on May 20, 2003, or any adjournment thereof.

1.	ELECTION OF DIRECTORS

 / / FOR all nominees listed below (except as marked to the contrary below)

 / / WITHHOLD AUTHORITY to vote for all nominees listed below

NOMINEES: Charles H. Heist, W. David Foster, Charles E. Scharlau, Ronald K. Leirvik, Donna R. Moore and Richard W. Roberson.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

2.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

Dated:	, 2003

Signature(s)

When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY.